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Contact:	Scott A. Montgomery President/CEO National Mercantile Bancorp (310) 282-6778

FOR IMMEDIATE RELEASE

NATIONAL MERCANTILE BANCORP ANNOUNCES A 60.8% INCREASE
IN CORE EARNINGS FOR THE FIRST QUARTER

    Los Angeles, California, April 16, 2001—National Mercantile Bancorp (the "Company") (NASDAQ: MBLA—Common Stock; MBLAP—Preferred Stock), parent company of Mercantile National Bank ("Bank"), today reported net income of $603,000 for the first quarter ended March 31, 2001, or $0.38 basic earnings per share ("EPS"), while diluted EPS, when considering the Company's convertible preferred stock, warrants and options, is $0.19, as compared to net income of $375,000 or $0.47 basic EPS and $0.15 diluted EPS for the quarter ended March 31, 2000.

    Scott Montgomery, President and Chief Executive Officer of the Company and the Bank, commented, "We are very pleased to report a substantial increase in core earnings for the first quarter ended March 31, 2001, as compared to the first quarter of 2000. The increase in earnings of 60.8% was driven by a 35.5% or $27.4 million increase in net loans receivable and a 7.5% or $10 million increase in deposits, while the growth in other operating expenses were held to an increase of 14.3%. During the quarter, our fifteenth consecutive profitable quarter, the Company earned a 1.25% return on average assets ("ROAA") and a 11.32% return on average equity ("ROAE"). The Company's equity grew by 88.7% or by $10.3 million to $21.9 million at March 31, 2001, and the number of shares outstanding increased 25.2% or by 624,247 shares, as compared to March 31, 2000. The growth in equity is the result of strong core earnings performance, $4.2 million in additional equity raised in September 2000 and the reduction in the estimated fair value adjustment related to investment securities held as available for sale ("AFS")." He continued, "On March 5, 2001, we opened our first full service regional office/branch, under the leadership of Brandon Bogeaus, Regional Vice President. We are excited about opening this new regional location. The office expands our client focused niche banking services to the Encino and the important San Fernando Valley market."

Interest and Fee Income

    During the first quarter of 2001, total interest income increased 24.0% to $3.8 million from $3.1 million during the first quarter of 2000. Interest income from investment securities declined 9.8% due to the planned reduction in the size of the investment securities portfolio. As the securities portfolio decreases, funds previously invested in securities, are being reinvested in higher yielding loans.

    Other operating income increased by 7.7% from $194,000 during the quarter ended March 31, 2000 to $209,000 during the quarter ended March 31, 2001. The primary reason for the increase in non-interest income is attributable to the gain on the sale of investment securities.

    Net interest margin ("NIM") decreased slightly to 5.54% during the first quarter of 2001, as compared to 5.64% during the fourth quarter of 2000 and up from 5.26% during the first quarter of 2000.

Operating Expenses

    Other operating expenses increased 14.3% or $266,000 during the first quarter of 2001, as compared to the first quarter of 2000. The increase was primarily the result of an increase in staff and benefits costs related to opening our new regional office/branch in Encino, plus annual performance based salary adjustments, a majority of which took effect during the first quarter of 2001. In addition, computer data processing and other professional services costs increase as a result of the planned conversion to the Jack Henry bank operating software system on April 9, 2001. We anticipate that once the conversion is completed internal processing costs will decline and service to our clients will be enhanced.

Assets and Liabilities

    Total assets increased 23.0% or $39.0 million to $208.4 million at March 31, 2001, as compared to $169.4 million at March 31, 2000. The increase in assets was primarily due to a $27.4 million or 35.5% increase in net loans receivable, while the increase in liabilities, which supported the growth in loans receivable, was primarily related to a 7.5% or $10.0 million increase in deposits, a $18.5 million increase in other borrowed funds and a 88.7% or $10.3 million increase in capital.

Shareholders' Equity

    Shareholders' equity increased 88.7% or $10.3 million from $11.6 million at March 31, 2000, to $21.9 million at March 31, 2001. Book value per share increased 40.8% from $4.85 per share at March 31, 2000, to $6.83 per share at March 31, 2001. The increase was the result of the substantial improvement in earnings during the year, the $4.2 million of new capital raised during the third quarter of 2000 and the reduction in the mark to market or estimated fair value adjustment in the investment securities portfolio due to decreased market interest rates during the latter part of 2000 and the first quarter of 2001. Generally Accepted Accounting Principles ("GAAP") require that securities classified as available for sale ("AFS"), be recorded at estimated fair value with the resulting unrealized gains or losses reflected as a separate component of shareholders' equity. If the investment securities were classified as held to maturity ("HTM"), no adjustment to equity, under GAAP, based on estimated fair value would have been required. The Bank carries its investment securities as AFS, as do many banks, in order to provide maximum flexibility. The Bank generally intends to hold its investment securities to maturity.

    The Company continues to benefit from the net operating loss carryforward ("NOL"), which was $18.4 million of carryforward benefit for Federal income taxes and $1.5 million of carryforward benefit for State income taxes at December 31, 2000. The carryforward has the effect of substantially reducing income taxes which adds to the growth in equity. The Company's Federal net operating loss carryforward begins to expire in 2009, while the State tax carryforward continues to expire, but remains available in reducing amounts through 2002. As a result, the provision for income taxes, representing alternative minimum tax, was only $13,000 for the quarter ended March 31, 2001.

Credit Quality

    Total non-performing assets of $1.0 million at March 31, 2000 were reduced by 53.3% or $544,000 to $0.5 million at March 31, 2001. During the first quarter of 2001 loan charge-offs were $179,000, while recoveries were $34,000, resulting in net charge-offs of $145,000.

    Primarily as a result of growth in loans receivable during the first quarter of 2001, the allowance for loan and lease losses ("ALLL") decreased as a percentage of loans receivable from 2.36% at December 31, 2000 to 2.29% at March 31, 2001, while the coverage ratios improved due to the reduction in non-performing assets.

First Quarter Performance Ratios

    The Company's efficiency ratio improved from 82.93% during the first quarter of 2000 to 77.50% during the first quarter of 2001. The primary reason for the decrease was improved net interest income during the first quarter of 2001 and the control of growth in operating expenses. The efficiency ratio declined slightly from the fourth quarter of 2000 to the first quarter of 2001 due to costs associated with the new Encino regional office and the conversion to the Jack Henry system previously discussed.

    Return on average assets ("ROAA") improved from 0.92% during the first quarter of 2000 to 1.25% during the first quarter of 2001.

    Return on average equity ("ROAE") declined slightly, as a result of the substantial increase in shareholders' equity previously discussed, decreasing from 13.15% during the first quarter of 2000 to 11.32% during the first quarter of 2001.

    This press release contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties. Actual results may differ materially from the results in these forward looking statements. Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.

    National Mercantile Bancorp is the holding company for Mercantile National Bank, member FDIC, a business bank located in Century City in West Los Angeles, California with a regional office/branch in Encino, California. The Bank offers a wide range of financial services to the entertainment industry, the professional, healthcare and executive markets, community-based non-profit organizations, escrow companies and the business banking market.

"Redefining Business Banking"

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National Mercantile Bancorp

March 31, 2001—FINANCIAL SUMMARY

($ in 000's, except share data)

	March 31, 2001	December 31, 2000	September 30, 2000	June 30, 2000	March 31, 2000	December 31, 1999
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
SELECTED FINANCIAL CONDITION DATA:
Cash and Due from Banks	$9,316	$7,897	$9,711	$12,472	$10,437	$5,789
Federal Funds Sold and Securities Purchased under Agreements to Resell	28,900	19,700	12,550	2,015	8,780	4,450
Investment Securities—AFS, at Fair Value	63,117	67,150	68,599	69,546	70,346	71,235
Loans
Commercial	101,361	104,960	96,639	90,580	76,736	71,581
Real Estate Construction and Land	2,344	1,890	1,079	715	105	6
Consumer and Others	3,636	3,729	3,753	3,013	2,545	2,496
Deferred Loan Fees, Net	(232)	(331)	(283)	(352)	(252)	(240)

Total	107,109	110,248	101,188	93,956	79,134	73,843
Allowance for Credit Losses	(2,452)	(2,597)	(2,585)	(2,546)	(1,917)	(1,896)

Net Loans	104,657	107,651	98,603	91,410	77,217	71,947
Other Assets	2,437	2,445	2,342	2,337	2,652	2,732

Total Assets	$208,427	$204,843	$191,805	$177,780	$169,432	$156,153

Deposits
Demand, Non-Interest Bearing	$61,545	$59,935	$56,922	$52,883	$61,707	$53,827
NOW	7,644	9,004	6,925	9,779	9,726	8,669
MMDA	34,038	32,351	40,707	33,022	36,024	25,376
Savings	1,344	1,144	1,066	1,320	1,321	3,079
Time Certificates > $100	33,144	25,865	25,082	18,060	19,528	19,488
Time Certificates < $100	6,266	6,248	6,375	6,248	5,640	6,545

Total Deposits	143,981	134,547	137,077	121,312	133,946	116,984
Securities Sold under Agreements to Repurchase and Other Borrowed Funds	41,000	47,500	34,000	41,800	22,500	26,200
Other Liabilities	1,561	2,093	1,904	1,541	1,390	1,382
Shareholders' Equity-Tier 1	21,905	21,239	20,435	15,600	14,437	14,062
Accumulated Other Comprehensive Loss	(20)	(536)	(1,611)	(2,473)	(2,841)	(2,475)

Total Liabilities and Stockholders' Equity	$208,427	$204,843	$191,805	$177,780	$169,432	$156,153

Average Quarterly Assets
Holding Company	$195,666	$196,512	$188,864	$168,805	$163,095	$154,671
Bank	$192,616	$193,589	$187,254	$167,709	$162,002	$153,631
Regulatory Capital
Holding Company	$21,905	$21,239	$20,435	$15,600	$14,437	$14,062
Bank	$18,696	$18,150	$17,437	$14,437	$13,301	$12,949

Non-Performing Assets
Non-Accrual Loans	$477	$683	$683	$484	$580	$932
Loans 90 Days P/D & Accruing	—	—	—	262	—	—
OREO and Other Non-performing Assets	—	—	—	—	441	532

Total Non-Performing Assets	$477	$683	$683	$746	$1,021	$1,464

	March 31, 2001	December 31, 2000	September 30, 2000	June 30, 2000	March 31, 2000	December 31, 1999
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
SELECTED STATEMENT OF FINANCIAL CONDITION RATIOS:
Loans to Deposits Ratio	74.39%	81.94%	73.82%	77.45%	59.08%	63.12%
Ratio of Allowance for Loan Losses to:
Total Loans	2.29%	2.36%	2.55%	2.71%	2.42%	2.57%
Total Non-Performing Assets	514.05%	380.23%	378.49%	341.29%	187.76%	129.51%
Earning Assets to Total Assets	95.54%	96.22%	95.06%	93.10%	93.41%	95.76%
Earning Assets to Interest-Bearing Liabilities	161.32%	161.41%	159.73%	150.16%	167.05%	167.34%
Capital Ratios Holding Company:
Total Risk-Based Capital	18.93%	18.26%	18.82%	15.94%	16.57%	17.47%
Tier 1 Risk-Based Capital	17.67%	17.00%	17.56%	14.68%	15.32%	16.21%
Tier 1 Leverage	11.19%	10.73%	10.69%	9.08%	8.70%	8.98%
Capital Ratios Bank:
Total Risk-Based Capital	16.52%	16.00%	16.41%	14.96%	15.49%	16.29%
Tier 1 Risk-Based Capital	15.26%	14.74%	15.15%	13.70%	14.23%	15.03%
Tier 1 Leverage	9.70%	9.31%	9.20%	8.46%	8.07%	8.32%
Risk Weighted Assets:
Holding Company	$123,951	$124,958	$116,370	$106,298	$94,265	$86,751
Bank	$122,493	$123,175	$115,090	$105,416	$93,485	$86,125
Book Value per Share(1)(2)	$6.83	$6.52	$6.01	$5.34	$4.85	$4.68
Total Shares Outstanding(2)	3,101,442	3,088,275	3,082,170	2,477,443	2,477,195	2,477,195

(1)
Includes the effect of dilutive options and warrants.
(2)
Includes assumed conversion of 750,680 shares of Preferred Stock into 1,501,360 shares of Common Stock.

National Mercantile Bancorp

March 31, 2001—FINANCIAL SUMMARY

($ in 000's, except share data)

SELECTED STATEMENT OF OPERATIONS DATA AND RATIOS:

	First Quarter 2001	Fourth Quarter 2000	Third Quarter 2000	Second Quarter 2000	First Quarter 2000
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
QUARTERLY DATA(1):
Interest Income	$3,832	$4,116	$3,888	$3,365	$3,091
Interest Expense	1,303	1,451	1,462	1,063	1,047

Net Interest Income before Provision for Loan Losses	2,529	2,665	2,426	2,302	2,044
Provision for Loan Losses	—	—	—	(576)	—

Net Interest Income after Provision for Loan Losses	2,529	2,665	2,426	2,878	2,044
Net gain on Sale of Securities Available-for-Sale	50	—	—	18	—
Gain on Sale of OREO and Fixed Assets	—	—	—	59	10
Other Operating Income	159	183	199	215	184
Other Operating Expense	2,122	2,051	1,974	1,989	1,856

Net Income before Provision for Income Taxes	616	797	651	1,181	382
Provision for Income Taxes	13	22	19	19	7

Net Income	$603	$775	$632	$1,162	$375

Basic Earnings Per Share	$0.38	$0.50	$0.64	$1.28	$0.47
Diluted Earning Per Share(2)	$0.19	$0.24	$0.24	$0.45	$0.15
Weighted Avg Common Shares O/S	1,574,440	1,545,276	989,823	906,576	798,318
Return on Quarterly Average Assets	1.25%	1.57%	1.33%	2.77%	0.92%
Return on Quarterly Average Equity	11.32%	15.79%	17.49%	38.74%	13.15%
Net Interest Margin—Avg Earning Assets	5.54%	5.64%	5.31%	5.71%	5.26%
Operating Expense Ratio	4.40%	4.15%	4.16%	4.74%	4.58%
Efficiency Ratio	77.50%	72.02%	75.20%	76.68%	82.93%
Quarterly operating ratios are annulized.

FOR THE YEARS ENDED DECEMBER 31:

	2000	1999
Interest Income	$14,460	$10,545
Interest Expense	5,023	3,558

Net Interest Income before Provision for Loan Losses	9,437	6,987
Provision for Loan Losses	(576)	—

Net Interest Income after Provision for Loan Losses	10,013	6,987
Net Gain (Loss) on Sale of Securities Available-for-Sale	18	(1)
Gain on Sale of OREO and Fixed Assets	69	—
Other Operating Income	781	699
Other Operating Expense	7,870	6,624

Net Income (Loss) before Provision for Income Taxes	3,011	1,061
Provision for Income Taxes	67	47

Net Income (Loss)	$2,944	$1,014

Basic Earnings Per Share	$2.77	$1.50
Diluted Earnings Per Share(1)	$1.08	$0.41
Weighted Avg Common Shares O/S(2)(3)	1,061,133	677,137
Return on Average Assets	1.64%	0.69%
Return on Average Equity	20.49%	8.08%
Net Interest Margin—Avg Earning Assets	5.48%	5.01%
Operating Expense Ratio	4.39%	4.53%
Efficiency Ratio	76.37%	86.20%

(1)
The weighted average number of common shares and common share equivalents outstanding used in computing diluted earnings per share for the years ended December 31, 2000 and 1999 was 2,719,949 and 2,477,614, respectively.
(2)
Shares used to compute Basic Earnings per share.
(3)
Increase from previous periods is due to issuance of Common Stock and conversion of Preferred Stock into Common Stock.

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Interest and Fee Income
Operating Expenses
Assets and Liabilities
Shareholders' Equity
Credit Quality
First Quarter Performance Ratios
National Mercantile Bancorp March 31, 2001—FINANCIAL SUMMARY ($ in 000's, except share data)
National Mercantile Bancorp March 31, 2001—FINANCIAL SUMMARY ($ in 000's, except share data)